Exhibit 10.3

First Amendment to Amended and Restated Credit Agreement

This First Amendment to Amended and Restated Credit Agreement (herein, this “Amendment”) is entered into as of August 4, 2015, among LTC Properties, Inc., a Maryland corporation (the “Borrower”), the Lenders party hereto, and Bank of Montreal, a Canadian chartered bank, as Administrative Agent (the “Administrative Agent”) and L/C Issuer (the “L/C Issuer”).

Preliminary Statements

A. The Borrower, the financial institutions party thereto (the “Lenders”), the L/C Issuer and the Administrative Agent are parties to an Amended and Restated Credit Agreement dated as of October 14, 2014 (as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms thereof, the “Credit Agreement”).  All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B. The Borrower, the Administrative Agent, and the Required Lenders have agreed, among other things, to make certain other amendments to the Credit Agreement on the terms and conditions set forth in this Amendment.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.Amendment.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the defined terms “Note Purchase Agreement” and “Noteholders” set forth in Section 1.1 of the Credit Agreement shall be and hereby are amended and restated in their entirety to read as follows:

“Note Purchase Agreement” means any of (i) the Second Amended and Restated Note Purchase and Private Shelf Agreement dated as of October 30, 2013, as extended, renewed, amended, modified, amended and restated or supplemented in its entirety, and any refinancing or replacement of any series of notes issued and outstanding thereunder, (ii) the Note Purchase Agreement dated as of July 19, 2012, as extended, renewed, amended, modified, amended and restated or supplemented in its entirety, and any refinancing or replacement of and series of notes issued and outstanding thereunder, and (iii) any other agreement or instrument entered into by the Borrower in connection with a financing, which constitutes unsecured Indebtedness for Borrowed Money of the Borrower and ranks pari passu with the Obligations.

“Noteholders” means the holders of any series of notes or other Indebtedness issued under or in connection with a Note Purchase Agreement, including, without limitation (i) the 5.26% Series A-1 Senior Notes due July 14, 2015 in the aggregate original principal amount of $25,000,000, (ii) the 5.74% Series A-2 Senior Notes Due January 14, 2019 in the aggregate original principal amount of $25,000,000, (iii) the 4.80% Series B Senior Notes due July 20, 2021 in the aggregate original principal amount of $50,000,000, (iv) the 5.03% Senior Notes due July 19, 2024 in the aggregate original principal amount of $85,800,000, (v) the 3.99% Series C Senior Notes due November 20, 2021 in the aggregate principal amount of $70,000,000 and (vi) the 4.50% Series D Senior Notes due July 31, 2026 in the aggregate original principal amount of $30,000,000.

Section 2.Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

3.1.The Borrower, the Required Lenders and the Administrative Agent shall have executed and delivered this Amendment to the Administrative Agent.

3.2.Legal matters incidental to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

Section 3.Representations.

In order to induce the Administrative Agent and the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Administrative Agent and the Lenders that as of the date hereof (a) the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) as of said time, except to the extent the same expressly relate to an earlier date (in which case the same shall be true and correct as of such earlier date), and (b) no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

Section 4.Miscellaneous.

4.1.Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, the other Loan Documents, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.2.The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Administrative Agent.

4.3.This Amendment may be executed in any number of counterparts, and by the different parties on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  Delivery of a counterpart hereof by facsimile transmission or by e‑mail transmission of a Portable Document Format File (also known as an “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.  This Amendment, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York.

[Signature Pages Follow]

This First Amendment to Amended and Restated Credit Agreement is entered into as of the date and year first above written.

“Borrower”

LTC Properties, Inc.

By	/s/ Wendy Simpson
Name Wendy Simpson
Title Chairman, CEO & President

By	/s/ Pam Kessler
Name Pam Kessler
Title Executive Vice President and Chief Financial Officer

Bank of Montreal, as Administrative Agent, as L/C Issuer and as a Lender

By	/s/ Lloyd Baron
Name Lloyd Baron
Title Director

KeyBank National Association, as a Lender

By	/s/ Laura Conway
Name Laura Conway
Title Vice President

Wells Fargo Bank, National Association, as a Lender

By	/s/ Darin Mullis
Name Darin Mullis
Title Director

Royal Bank of Canada, as a Lender

By	/s/ Rina Kansagra
Name Rina Kansagra
Title Authorized Signatory

Credit Agricole Corporate and Investment Bank, as a Lender

By	/s/ Thomas Randolph
Name Thomas Randolph
Title Managing Director

By	/s/ Amy Trapp
Name Amy Trapp
Title Managing Director

MUFG Union Bank, N.A., as a Lender

By	/s/ Gina M. West
Name Gina M. West
Title Vice President